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                                                               EXHIBIT 11

                 CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 7, 1996, relating to the statements of assets and liabilities of Berger/BIAM International Fund, Berger/BIAM International Institutional Fund, Berger/BIAM International CORE Fund and Berger/BIAM International Portfolio which appear in such Statements of Additional Information and to the incorporation by reference of our reports into the Prospectuses which constitute parts of this Registration Statement. We also consent to the reference to us under the heading "Additional Information" in such Statements of Additional Information.


/s/ PRICE WATERHOUSE LLP
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PRICE WATERHOUSE LLP

Denver, Colorado
October 14, 1996